OPTION AGREEMENT

This Option Agreement (this "Agreement"), is entered into effective as of July 18, 1997, between and among Polskie Gornictwo Naftowe I Gazownictwo S. A., Oddzial Buro Geologiczne - GEONAFTA, a Polish joint stock company ("POGC") and FX Energy, Inc., a Nevada corporation ("FXEN") and APACHE Overseas, Inc., a Delaware corporation ("APACHE").

                                    RECITALS

A. Through the support and cooperation of POGC, FXEN and APACHE (through Polish subsidiaries) have acquired certain rights to explore for and exploit natural gas and oil in the Lublin region of Poland, southeast of Warsaw, under the FX/APA Usufruct (as defined in this Agreement) pursuant to four Mining Usufruct Agreements. A portion of these rights pertain to lands where POGC participation is required.

B. POGC has acquired certain rights to explore for natural gas and oil in the same region, under the POGC Usufructs (as defined in this Agreement). In addition, POGC has acquired a substantial amount of geological and geophysical data in the Lublin region, and has generously shared this data with FXEN and APACHE.

C In view of the mutual interests of POGC, FXEN and APACHE in the Lublin basin, FXEN and APACHE wish to grant to POGC the option to participate with them in operations on the FX/APA Usufruct Area and POGC wishes to grant to FXEN and APACHE the option to participate with POGC in operations on the POGC Usufruct Area.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

DEFINITIONS

"Participation Interest(s) shall have the meaning described in Article 2.3.

"Hydrocarbon Concession Block(s)" refers to one or more of the 480 numbered rectangular areas, each encompassing approximately 1,000 square kilometers, which in the aggregate comprise a grid promulgated by the Bureau of Geological Concessions for the purpose of identifying hydrocarbon concession areas.

"AMB Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between AMB Production Company Sp. z o.o. and Company, Commercial Partnership, and the State Treasury of the Republic of Poland, covering the following eight Hydrocarbon Concession Blocks: no. 319, 320, 339, 340, 359, 360, 379, 380.

"AMB&Gasex Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between AMB Production Company Sp. z o.o. and Gasex Production Company Sp. z o.o., Commercial Partnership, and the State Treasury of the Republic of Poland, covering the following seven Hydrocarbon Concession Blocks: no. 257, 258, 277, 278, 297, 317, 318.

"Gasex Usufruct" means that certain Mining Usufruct Agreement dated July 18, 1997, between Gasex Production Company Sp. z o.o. and Company, Commercial Partnership, and the State Treasury of the Republic of Poland, covering Hydrocarbon Concession Block no. 298.

"Lubex Usufruct" means that certain Mining Usufruct Agreement dated December 22, 1996, between Lubex Petroleum Company Sp. z o.o. and the State Treasury of the Republic of Poland, covering the following eight Hydrocarbon Concession Blocks: no. 255, 275, 295, 296, 316, 336, 337, and 338.

"FX/APA Usufruct(s)" refers to one or more of the following: the AMB Usufruct, the AMB&Gasex Usufruct, the Gasex Usufruct and the Lubex Usufruct.

"POGC Usufruct(s)" refers to one or more of the following: the Stezyca-Maciejowica usufruct ("Stezyca"), the Swidnik-Ciecierzyn No. 201/94 usufruct ("Ciecierzyn"), the Ryki-Zyrzyn No. 13/94/p usufruct ("Ryki-Zyrzyn"), the Zelechow-Kock No. 71/95/p usufruct ("Zelechow"), the Wola Obszanska-Cewkow No. 9/97/p usufruct ("Wola Obszanska"), and the Grabowiec-Rachanie No. [to be issued] usufruct to be issued ("Grabowiec"), all of which are situated entirely or partially within the Hydrocarbon Concession Blocks in the FX Usufruct area.

ARTICLE 1. IDENTIFICATION OF INTERESTS

1.1 FXEN and APACHE, through wholly-owned subsidiaries, are the holders of rights to explore for and exploit natural gas and oil ("Hydrocarbon Rights") in those lands covered by the FX/APA Usufructs, three of which Usufructs require that FXEN and APACHE agree with POGC on terms by which POGC may participate with FXEN and APACHE within the applicable FX/APA Usufructs . The purpose of this Agreement is to set out these terms. POGC, directly or through wholly-owned subsidiaries, is the holder of Hydrocarbon Rights in those lands covered by the POGC Usufructs.

1.2 FXEN and APACHE have entered into agreements dividing the beneficial interest in the FX/APA Usufructs between them initially on a 50./O/50% basis. FXEN and APACHE plan to arrange for each of the FX/APA Usufructs and the concessions issued pursuant thereto to be held by a Polish commercial partnership comprised of one Polish limited liability company owned by FXEN and another Polish limited liability company owned by APACHE.

1.3 FXEN and APACHE are in the process of drafting the documents which will govern their respective rights and obligations, which at present include Partnership Agreements, Joint Operating Agreements, and Accounting Procedure Agreements (collectively, and including substitute documents, the "Operating Documents"). FXEN and APACHE have agreed that APACHE will be responsible for management and control of operations and of the partnerships which will hold the Usufructs and the concessions.

1.4 FXEN and APACHE have reviewed and analyzed a substantial amount of existing data pertaining to the FX/APA Usufruct Area and plan to review and analyze additional existing data. FXEN and APACHE also plan to acquire a significant amount of new seismic data during the remainder of 1997. FXEN and APACHE are formulating plans for future activity, and hope to drill at least four exploratory wells in the FX/APA Usufruct Area during 1998, and at least three more during 1999, subject to data supporting prospective drill sites.

ARTICLE 2. GRANT OF OPTIONS TO POGC

2.1 FXEN and APACHE hereby grant to POGC the following options to participate in the FX/APA Usufructs:

     a. an option to take an interest of up to twenty-five percent (25.00%) in all or part of the Lubex Usufruct;

     b. an option to take an interest of up to thirty three and one-third percent (33.33%) in all or part of the AMB Usufruct;

     c. an option to take an interest of up to forty percent (40.00%) in all or part of the Gasex Usufruct; and

     d. an option to take an interest of up to thirty three and one-third percent (33.33%) in all or part of the AMB&Gasex Usufruct.

2.2 POGC may exercise its option in each Usufruct on a block by block basis; that is, it may take an interest in one, or several, or all of the Hydrocarbon Concession Blocks in a particular Usufruct. In order to maintain uniform interests, when POGC first designates the percentage interest (other than zero percent) it will take in a block within a particular Usufruct, then it must thereafter take either the same (non-zero) percentage, or it may take zero, with respect to all other blocks in the same Usufruct.

2.3 The FX/APA Usufructs cover only a small portion of the land in certain Hydrocarbon Concession Blocks, either because of other existing Usufructs or because the blocks lie outside the territory of Poland. Therefore, the following pairs of blocks will be considered just one block for purposes of the "block by block" option described in Article 2.2.
     a  Block 257 and Block 258
     b. Block 277 and Block 278
     c. Block 339 and Block 340
     d. Block 360 and Block 380

2.4 A discovery well in one block may lead to the grant of a single exploitation concession covering land within that block as well as contiguous land within an adjacent block. In such case, the ownership interests of the parties in such exploitation concession shall be the same as their interests in the discovery well, whether or not a First Block Well (defined below) has been drilled in the adjacent block. For all purposes of this Agreement, including the "block by block" option, the land covered by the exploitation concession shall be considered to be in the block where the initial discovery was made.

ARTICLE 3. EXERCISE OF OPTION BY POGC

3.1 APACHE, as Operator, will provide at least 60 days' notice to POGC of its intention to drill a first exploratory (not development or appraisal) well (the "First Block Well") in each block (as that term is modified by Articles 2.3 and 2.4) in the FX/APA Usufruct Area. The notice of a proposed First Block Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the well proposed such as seismic sections, maps and petrophysical logs (where available). If POGC wishes to take an interest in such block it may do so by exercising its option as provided below and by participating in such First Block Well. If POGC does not exercise its option and participate in any particular First Block Well, it shall have no further interest in the block in which such First Block Well was drilled.

3.2 POGC shall have thirty (30) days from the date of notice of a First Block Well to give written notice to APACHE and FXEN that POGC has elected to join in the proposed well and in the related block. If POGC elects to exercise its option, it shall designate in the notice of election the amount of interest it wishes to take (its "Participation Interest"), which may be any amount up to the maximum shown in Article 2.1, subject to the provisions for uniform interest in Article 2.2. If POGC does not provide a notice of election within said thirty (30) day period such failure shall be deemed conclusively and irrevocably an election by POGC not to exercise the applicable option. Any delay in the actual spud of the well shall not extend the time for exercise of the option.

3.3 If POGC makes an affirmative election to join in a First Block Well, then it shall be responsible for its Participation Interest share of all costs of such well, regardless of the date such costs were incurred. In addition, POGC shall also be responsible for its Participation Interest share of all other costs related to the applicable block which accrue on or after (but not before) the actual spud date of the applicable First Block Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, all in accordance with the Operating Documents.

3.4 If POGC makes an affirmative election to participate in a First Block Well it shall, within thirty (30) days after its notice of election, become a signatory to the applicable Operating Documents.

ARTICLE 4. GRANT OF OPTION ON CIECIERZYN; FIRST REFUSAL ON MELGIEW AND GLINNIK

4.1 In the event APACHE and FXEN decide to conduct exploratory seismic or drilling activities in the area covered by POGC's Swidnik-Ciecierzyn No. 201/94 exploitation concession and usutruct, POGC will give its permission and full support to such activity. In the event APACHE and FXEN elect to apply for an exploitation concession covering POGC's Swidnik-Ciecierzyn No. 201/94 exploitation concession and usufruct, they shall first acquire 3-D seismic over the presumed field and drill one well into the applicable producing horizon, all at the sole cost of APACHE and FXEN, whereupon POGC will promptly withdraw and relinquish its exploitation concession and usufruct and will join (up to 40% Participation Interest) with APACHE and FXEN in the application for a new exploitation concession covering the applicable field area, with all parties sharing costs according to their Participating Interests. The new exploitation concession shall be held in a Polish commercial partnership formed especially for such purpose by POGC, FXEN and APACHE. If POGC elects to take an interest of 33.3% or more, then it shall have the right to be operator or to designate the operator. If POGC elects to take an interest of 33.3% or more, then neither APACHE nor FXEN may hold an interest greater than POGC's interest without the consent of POGC.

4.2 POGC hereby grants to APACHE and FXEN the right of first refusal to participate in the following POGC concessions: Melgiew No. 17/951p, Glinnik No. 60/95/p, and StezycaMaciejowica No. 1 81961p, all of which are situated entirely or partially within the Hydrocarbon Concession Blocks in the FX/APA Usufuct area. Specifically, POGC will not allow any other party to acquire any interest in any of the POGC concessions listed in this Article
     4.2 unless the identical offer has already been made to and rejected by FXEN and APACHE after thirty (30) days' notice.

ARTICLE 5. GRANT OF OPTIONS TO FXEN AND APACHE

5.1 POGC hereby grants to APACHE and FXEN the following options to participate in the POGC Usufructs:

     a. an option to APACHE to take an interest of up to thirty three and one-third percent (33.33%) and an option to FXEN to take an interest of up to thirty three and one-third percent (33.33%) in the Ryki-Zyrzyn No. 13/94/p concession and usufruct;

     b. an option to APACHE to take an interest of up to thirty three and one-third percent (33.33%) and an option to FXEN to take an interest of up to thirty three and one-third percent (33.33%) in the Zelechow-Kock No. 71/95/p concession and usufruct;

     c. an option to APACHE to take an interest of up to thirty three and one-third percent (33.33%) and an option to FXEN to take an interest of up to thirty three and one-third percent (33.33%) in the Wola Obszanska-Cewkow No. 9/97/p concession and usufruct; andd. an option to APACHE to take an interest of up to thirty three and one-third percent (33.33%) and an option to FXEN to take an interest of up to thirty three and one-third percent (33.33%) in the Grabowiec-Rachanie No. [to be issued] concession and usufruct to be issued.

5.2 The options granted to FXEN and APACHE shall not include the entire land area covered by the applicable POGC Usufruct, but only so much of the applicable POGC Usufruct as lies within Hydrocarbon Concession Blocks included in the FX/APA Usufructs as in effect on the date of this Agreement.

     ARTICLE 6. EXERCISE OF OPTION BY FXEN AND APACHE

6.1 POGC, as Operator, will provide at least 60 days' notice to FXEN and APACHE of its intention to drill a First Block Well in each POGC Usufruct. The notice of a proposed First Block Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the well proposed such as seismic sections, maps and petrophysical logs (where available). If either FXEN or APACHE wishes to take an interest in such PO GC Usufruct it may do so by exercising its option as provided below and by participating in such First Block Well. If either APACHE or FXEN does not exercise its option and participate in any particular First Block Well, it shall have no further interest in the POGC Usufruct in which such First Block Well was drilled.

6.2 FXEN and APACHE each shall have thirty (30) days from the date of notice of a First Block Well to give written notice to POGC that it has elected to join in the proposed well and in the related POGC Usufruct. If either FXEN or APACHE elects to exercise its option, it shall designate in the notice of election the amount of interest it wishes to take (its "Participation Interest"), which may be any amount up to the maximum shown in Article 5.1. If either FXEN or APACHE does not provide a notice of election within said thirty (30) day period such failure shall be deemed conclusively and irrevocably an election by FXEN or APACHE, as applicable, not to exercise the applicable option. Any delay in the actual spud of the well shall not extend the time for exercise of the option.

6.3 If either FXEN or APACHE makes an affirmative election to join in a First Block Well, then it shall be responsible for its Participation Interest share of all costs of such well, regardless of the date such costs were incurred. In addition, FXEN or APACHE, as applicable, shall also be responsible for its Participation Interest share of all other costs related to the applicable POGC Usufruct which accrue on or after (but not before) the actual spud date of the applicable First Block Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, all in accordance with the Operating Documents.

6.4 If either FXEN or APACHE makes an affirmative election to participate in a First Block Well it shall, within thirty (30) days after its notice of election, become a signatory to a set of operating documents to be prepared which mirror the Operating Documents referred to in Article 1.3.

6.5 In the event that one of FXEN or APACHE elects to take up its option on a given Block and the other does not, the party electing to exercise its option shall also have the right to take up all or part of the share of the party which has elected not to exercise its option, on giving notice to POGC to that effect within the time set out in Article 6.2 above. The patty electing to exercise its option shall not have the right to take an interest greater than forty nine percent (49%) in the aggregate without the consent of POGC.

ARTICLE 7. INFORMATION AND CONFIDENTIALITY

7.1 All information and data (geophysical, geological, engineering, production marketing or otherwise) provided to a party hereunder shall be kept confidential by such party unless the release of such information to a third party is required by law. The term during which information is to be kept secret and confidential shall coincide with the term of this Agreement or for a period of three years from the effective date of this Agreement, whichever is later.

7.2 The parties hereto agree to strictly observe and abide by the terms and conditions governing data received by any of them from the government of the Republic of Poland or from any party hereto.

7.3 The applicable operating party shall notify each of the other parties hereto at least monthly of progress toward selection of First Block Wells. So long as there is any POGC Usufruct, or any Hydrocarbon Concession Block within the FX/APA Usufruct area, where a First Block Well has not been drilled, each party hereto shall have access to all data of the other parties hereto pertaining to the selection of First Block Well drill sites in which the accessing party has a right to participate, including all seismic and other geological, geophysical, geochemical and production data, in order to allow such party to be ready to make its determination whether or not to exercise its options.

ARTICLE 8. FURTHER ASSURANCE AND ASSISTANCE

     The Parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any Party to effectively carry out the intent of this Agreement. In particular, POGC will use its best efforts to help obtain the necessary concessions and permits on behalf of itself, APACHE and FXEN in those parts of the FX/APA Usufruct area where POGC is or has the right to be a participant.

ARTICLE 9. ASSIGNMENT; ABANDONMENT

9.1 To the extent that option rights under this Agreement have not yet become exercisable, the rights and obligations under this Agreement shall be assigned only to:

          a. an affiliate of the assigning party; or

          b. a third party (with the prior consent of the other parties hereto which shall not be unreasonably withheld in the case of a technically and financially competent assignee) provided that such third party also receives assignment of all the Usufruct rights of the assigning party which are still subject to option rights of the other parties hereto.

     After exercise (or expiry, as the case may be) of any option granted hereunder, the rights of the participating parties in any Usufruct shall be governed by the Operating Documents which apply to that Usufruct.

9.2 Each party to this Agreement may exercise its rights and perform its obligations hereunder through one or more subsidiaries, in which case the term "APACHE", "POGC" or "FXEN", as applicable, shall be deemed to refer to and include such subsidiary or subsidiaries.

9.3 If any party decides to abandon, relinquish or allow to expire undrilled any Block that is subject to this Agreement, it shall give notice to the other parties and an opportunity to take over such Block on terms to be agreed at the time. The parties shall endeavor to give notice sufficiently far in advance to allow the other parties adequate time to evaluate, decide and commence any required operations.

ARTICLE 10. AMENDMENT

This Agreement may only be altered, varied or amended by written instrument executed by all the parties.

ARTICLE 11. NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following the day of receipt (if sent by post).

FX Energy, Inc.                         Polish Oil and Gas Company - GEONAFTA
Attn: David N. Pierce                   Attn: Marek Hoffmann
3006 Highland Drive, Suite 206          ul. Jagiellonska 76
Salt Lake City, UT 84106                03-301 Warsaw, Poland
Telephone:1-801-486-5555                Telephone: 48-22-11-26-06
Fax:      1-801-486-5575                Fax:       48-22-11-28-78

APACHE Overseas, Inc.
Attn: Floyd R. Price
2000 Post Oak Boulevard
Houston, Texas 77056-4400
Telephone:1-713-296-6000
Fax:      1-713-296-6450


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives the day month and year first above written.

FX Energy, Inc.                    Polskie Gornictwo Naftowe I Gazownictwo S.A.


By:/s/ David N. Pierce             By:/s/ Marek Hoffmann
  David N. Pierce, Director           Marek Hoffmann, Director

Apache Overseas, Inc.


By:/s/ Floyd R. Price
   Floyd R. Price, President